Exhibit 99.1
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                   VIACOM COMPLETES TENDER OFFER FOR SPELLING

New York, NY, June 21, 1999 -- Viacom Inc. (NYSE: VIA, VIA.B) announced today that it has completed its tender offer for all outstanding shares of common stock of Spelling Entertainment Group Inc. (NYSE: SP, PSE: SP) that it does not already own for $9.75 per share in cash. The tender offer expired as scheduled at 12:00 midnight, New York City time, on Friday, June 18, 1999. Based on a preliminary count, 15,492,326 shares of Spelling common stock were tendered (of which 423,520 shares were tendered pursuant to notices of guaranteed delivery). The tendered shares along with the shares of common stock already owned by Viacom represent approximately 97.2% of all of the issued and outstanding shares of Spelling. All shares validly tendered and not withdrawn prior to the expiration of the tender offer were accepted for payment.

The tender offer was made under the terms of a merger agreement between Spelling and Viacom. Also under that merger agreement, Viacom will acquire all of the remaining shares of Spelling it does not own in a merger to take place later this week. In the merger, all remaining shares of Spelling not purchased in the offer (other than those held by Viacom) will be converted into the right to receive $9.75 per share in cash, subject to dissenter's rights.

Spelling Entertainment Group Inc. is a leading producer and distributor of television and film entertainment and comprises Spelling Television, Big Ticket Television, Worldvision Enterprises and Hamilton Projects. The Company is one of the largest producers of television programming and, through its combined libraries, controls approximately 10,000 hours of programming for worldwide distribution.

Viacom Inc.  is one of the  world's  largest  entertainment  companies  and is a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster, MTV Networks, Paramount Pictures, Paramount Television, Paramount Parks, Showtime Networks, Simon & Schuster, 19 television stations, and movie screens in 12 countries. Viacom also owns half-interests in Comedy Central, UPN and UCI. National Amusements, Inc., a closely held corporation which operates approximately 1,300 screens in the U.S., the U.K. and South America, is the parent company of Viacom. More information about Viacom is available at the Company's Web site located at http://www.viacom.com.
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Contact:
Susan Duffy
(212)258-6347


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